EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pacific Theatres Entertainment Corporation:

We consent to the incorporation by reference in the registration statement No. 333-36277 on Form S-8 of Reading International, Inc. of our report dated March 10, 2008, with respect to the combined balance sheets of Pacific Theatres Full Circuit Business (a business unit of Pacific Theatres Entertainment Corporation and certain of its affiliates) as of June 28, 2007 and June 29, 2006, and the related combined statements of operations, business unit equity, and cash flows for each of the years in the three-year period ended June 28, 2007, which report appears in the Form 8-K/A of Reading International, Inc. dated May 7, 2008.

(Signed) KPMG LLP

Los Angeles, California
May 7, 2008